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                          SUBORDINATED PROMISSORY NOTE


$537,248.00                                                   March 23, 1998
                                                     Los Angeles, California

                      FOR VALUE RECEIVED, Interiors, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Robert M. Perkowitz ("Holder"), as trustee for each of the persons listed on Attachment A hereto (the "Shareholders"), the principal sum of FIVE HUNDRED THIRTY-SEVEN THOUSAND TWO HUNDRED FORTY-EIGHT DOLLARS ($537,248.00), together with interest thereon, without offset or deduction of any kind or nature (whether pertaining to this Note or to any other agreement by or among the parties hereto), on March 31, 1999, at which time the unpaid principal amount hereof and all accrued and unpaid interest thereon shall become due and payable.

                      If any payment of principal or interest on this Note is due on a Saturday, Sunday or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day. Interest accrued on the unpaid principal balance of this Note shall be payable on the date set forth above. Upon the payment in full of all unpaid principal of this Note, all accrued and unpaid interest shall be due and payable forthwith.

                      Interest on the unpaid balance of this Note shall accrue at the rate of ten percent (10%) per annum from the date hereof through the date that the principal of this Note is paid in full (subject to increase upon the failure of Obligor to make the Prepayment, as provided below), and such interest shall accrue on the basis of actual days based on a 365-day year.

                      Obligor may, at its election, on or prior to July 31, 1998, prepay to Holder SEVENTY-SEVEN THOUSAND TWO HUNDRED FORTY-EIGHT DOLLARS ($77,248.00) of the principal amount of this Note together with all accrued and unpaid interest on such prepaid principal amount (the "Prepayment"); provided, however, that the Prepayment shall not be permitted unless that certain Subordinated Promissory Note dated as of the date hereof and made by Obligor in favor of Holder, as trustee for certain creditors of Obligor (the "Creditor Promissory Note"), shall have been paid in full. If Obligor fails to make the Prepayment, then (i) interest on the unpaid balance of this Note shall accrue at the rate of fifteen percent (15%) per annum from July 31, 1998 through the date that the principal of this Note is

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paid in full and (ii) Obligor shall issue to the Holder (as trustee for the
Shareholders) not later than five (5) business days after July 31, 1998 shares of Class A Common Stock, par value $.001 per share, of Obligor having a fair market value equal to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (which shares will be deposited by Obligor into the Escrow Account (as defined in the Merger Agreement)).

                      Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited. Obligor reserves the right to prepay all or any part of the principal of this Note at any time without penalty.

                      "Event of Default" shall mean the failure of Obligor to make any payment of interest or principal on this Note within five (5) days after the due date (unless cured within ten (10) days after Obligor's receipt of written notice of the occurrence thereof). Any notice required to be given to Obligor hereunder must be delivered in accordance with the provisions of
Section 12.01 of that certain Agreement and Plan of Merger dated as of the date hereof among Obligor, the Shareholders and others. Upon the occurrence of an Event of Default, (i) the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor, (ii) the Irrevocable Proxy attached hereto as Attachment B shall become effective in accordance with its terms and
(iii) Obligor shall issue to the Holder (as trustee for the Shareholders), shares of Class A Common Stock, par value $.001 per share, of Obligor having a fair market value equal to FIVE MILLION DOLLARS ($5,000.000.00) within three days of such uncured default. For purposes of this Note, "fair market value" shall be computed using the average closing bid price per share of the Class A Common Stock for the thirty (30) trading days immediately preceding the valuation date.

                      Principal and interest shall be paid in lawful money of the United States and shall be made at 3817 Bonwood Drive, Charlotte, North Carolina 28211, or at such other place as Holder shall have designated to Obligor in writing for such purpose.

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                      This Note and the indebtedness evidenced hereby shall be
subordinate (i) to the Creditor Promissory Note and (ii) in the manner and to the extent as may be set forth in a Subordination Agreement between the Holder and Obligor's bank lender.

                      This Note may not be sold, transferred, assigned, pledged or otherwise disposed of by Holder without the prior written consent of Obligor.

                      This Note is being delivered and is intended to be performed in the State of California, and shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

                                                 INTERIORS, INC.,
                                                 a Delaware corporation

                                                 By: /s/ Max Munn
                                                    ---------------------
                                                    An Authorized Officer

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                                  Attachment A

Sienna Limited Partnership I
Ed Ende
Robert Brennan
Sienna Limited Partnership II
Daniel L. Skaff
Paradian Management, Inc.
Robert Perkowitz
Tom Kubek
Ed Zambar
Lois Varga
Bryan Lawson
Victoria Bogust

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